Exhibit 10.35

Summary of Compensation Arrangements

Applicable to Named Executive Officers and

Non-Employee Directors of The PMI Group, Inc.

This summary provides information about compensatory arrangements not otherwise provided in other exhibits.

1. Summary of Compensation Arrangements Applicable to Named Executive Officers

The Compensation Committee (the “Committee”) of the Board of Directors of The PMI Group, Inc. (“PMI”) oversees and reviews PMI’s executive compensation policies and programs and approves the form and amount of compensation to be paid to PMI’s executive officers.

Each of the executive officers of PMI has an at-will employment relationship with PMI and does not have an employment agreement, other than a change-of-control employment agreement, the form of which has been filed with the SEC.

Annual Compensation - Base salaries and incentive compensation

On February 16, 2005, the Committee approved the following annual 2005 base salaries and 2004 bonus incentive awards for PMI’s Named Executive Officers (which officers were determined by reference to PMI’s Proxy Statement, dated April 23, 2004):

Named Executive Officer	Base Salary	2004 Bonus Incentive Award
W. Roger Haughton Chairman & Chief Executive Officer	$800,000	$1,400,000

L. Stephen Smith President & Chief Operating Office	$525,000	$767,700

Bradley M. Shuster President, International & Strategic Investments	$400,000	$450,384

Victor J. Bacigalupi Executive Vice President, Chief Administrative Officer, General Counsel & Secretary	$360,000	$409,440

Donald P. Lofe, Jr. Executive Vice President & Chief Financial Officer	$360,000	$400,000

The 2004 bonus incentive awards listed above were granted by the Committee pursuant to The PMI Group, Inc. Bonus Incentive Plan, which was approved by the shareholders in 2004, and were based upon pre-determined goals established by the Committee. The Bonus Incentive Plan (the “Plan”) requires the Committee to annually establish (i) a maximum award for each Named Executive Officer, representing the maximum bonus amount that could be paid to that executive for that performance year, and (ii) the maximum size of the performance pool under the Plan. In no event may a participant in the Plan be allocated more than 30% of the performance pool.

On February 16, 2005, the Committee established a maximum 2005 bonus incentive award for each Named Executive Officer, set the maximum size of the 2005 performance pool at 5% of PMI’s consolidated 2005 net income, and established two corporate factors that the Committee will consider, among other quantitative and qualitative factors, when it establishes 2005 bonus incentive awards, if any, to be paid to the Named Executive Officers. The two corporate factors are consolidated net income and net income from the operations managed by PMI Capital Corporation, a wholly-owned subsidiary of PMI, in each instance with net income defined to exclude realized gains and losses, certain non-recurring items and changes in accounting principles. In addition to these factors, the Committee also established that no 2005 bonus incentive payments would be awarded unless PMI earns a threshold consolidated return on average equity that is at least four percentage points above the 10-year U.S. Treasury bond yield for 2005.

The Committee retains the discretion to reduce or grant no bonuses regardless of the results related to the two corporate factors. The Committee has no discretion to grant bonuses under the Plan if PMI has no net income in the relevant fiscal year.

Long Term Incentive Awards - Stock option awards

Also on February 16, 2005, the Committee granted the Named Executive Officers the following options to purchase shares of PMI common stock under the Amended and Restated Equity Incentive Plan:

Named Executive Officer	2005 Stock Option Award
W. Roger Haughton	160,000 shares
L. Stephen Smith	98,700 shares
Bradley M. Shuster	61,100 shares
Victor J. Bacigalupi	50,075 shares
Donald P. Lofe, Jr.	50,075 shares

The stock options granted have an exercise price per share of $38.17, which was the average of the high and low prices of PMI’s common stock on the New York Stock Exchange on the date of grant. Each Named Executive Officer’s stock options will vest in three equal installments on the first, second and third anniversaries of the grant.

Other Benefits

The Named Executive Officers may participate in certain compensatory plans sponsored by PMI for the benefit of all employees, including the Savings and Profit-Sharing Plan and the Employee Stock Purchase Plan. They also receive financial planning and tax return preparation assistance and an automobile allowance that in aggregate do not exceed $50,000 for each executive.

2. Summary of Compensation Arrangements Applicable to Non-Employee Directors

Annual Retainer Fees

Directors who are employees of The PMI Group, Inc. (“PMI”) or its subsidiaries do not receive additional compensation for their services as directors. Annual retainer fees for non-employee directors are set forth in the following table.

2005 Non-Employee Director Annual Retainer Fees
Board Members	$50,000
Chair of Audit Committee	$15,000
Chairs of Compensation, Governance and Nominating, and Investment and Finance Committee	$7,500
Members of the Financial Guaranty Oversight Committee	$60,000

Directors’ Deferred Compensation Plan

Under PMI’s Directors’ Deferred Compensation Plan, each non-employee director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of PMI’s common stock. On any date, the value of each share of phantom stock equals the fair market value of a share of PMI’s common stock, including reinvestment of any dividends. At the time a director makes a deferral election, he or she must also elect the time and method for payment of the deferred amounts. Phantom shares of PMI’s common stock are paid in cash.

Quarterly Stock Units Grants

Non-employee directors also receive quarterly, automatic, non-discretionary grants of stock units with an initial value of $21,250. The number of units granted depends on the fair market value of PMI’s common stock on the grant date, but each stock unit will have an initial value equal to the fair market value of a share of common stock on the grant date. Non-employee director grants of stock units vest on the fifth anniversary of the applicable grant date. However, if a non-employee director terminates his or her service on the Board due to retirement, death, disability, resignation or non-reelection to the Board, his or her grant will vest immediately. In addition, a non-employee director may elect to defer the pay out of his or stock units in accordance with procedures established by the Compensation Committee.

Other Compensation and Benefits

Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings.